        Exhibit 99.1

July 19, 2005
                        Steven F. Nicola
                            CFO, Secretary & Treasurer
                                            412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND
PITTSBURGH, PA, JULY 19, 2005 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the third fiscal quarter ended June 30, 2005. Net income for the quarter was $16,154,000 versus $14,380,000 for the same quarter last year.

Earnings per share for the third quarter of fiscal 2005 were $0.50 compared to $0.44 a year ago, an increase of 13.6 percent. Sales in the quarter increased 31.8 percent to $158,983,000 versus $120,635,000 in the third quarter of fiscal 2004.

Net income for the nine months ended June 30, 2005 was $44,142,000 versus $39,564,000 for the nine months ended June 30, 2004. Earnings per share for the first nine months of fiscal 2005 increased 12.4 percent to $1.36 compared to $1.21 for the same period a year ago. Sales for the nine months ended June 30, 2005 increased 28.0 percent to $463,932,000 versus $362,524,000 for the first nine months of fiscal 2004.

In discussing the financial results for the quarter and year-to-date, David M. Kelly, Chairman and Chief Executive Officer, stated:
“The significant growth in our consolidated sales for the quarter and nine-month periods reflected the acquisitions completed in the fourth quarter of fiscal 2004, which included The Cloverleaf Group, The InTouch Group, and Holjeron Corporation. Favorable changes in exchange rates also contributed to the sales improvement for the quarter and year-to-date periods. In addition, excluding acquisitions and currency impact, all of our business segments posted higher sales for the third quarter compared to the same period last year.

Matthews International Corporation 2 of 3     July 19, 2005
For the third quarter and year-to-date periods, our operating profit grew 9.0% and 6.9%, respectively, over the comparable periods last year. Rising bronze and steel prices continue to significantly affect our costs. In addition, our operating results for the current year reflected costs associated with establishing a Mexican casket manufacturing facility. In general, I am satisfied with our consolidated results for the year considering these challenges; however, several of our businesses, particularly the Cremation segment and certain of our Graphics operations, continued to perform below our expectations."

Mr. Kelly further stated that, “With respect to the fiscal 2005 fourth quarter, the Company does not currently expect to achieve the same level of earnings per share as in the fourth quarter a year ago. The fiscal 2004 fourth quarter was unusually strong and, considering the current high cost of metals, continuing investments in several of our operations and challenges in certain of our businesses, we are not adjusting our fiscal 2005 guidance at this time. However, with the recent investments made in several of our businesses, we believe the Company is well positioned for growth in fiscal 2006.”

The Board of Directors of Matthews International Corporation at its regularly scheduled meeting today also declared a dividend of $0.045 per share on the Company’s common stock for the quarter ended June 30, 2005. The dividend is payable August 15, 2005 to stockholders of record July 29, 2005.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

Matthews International Corporation 3 of 3     July 19, 2005

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Nine Months Ended
	6/30/04	6/30/05	6/30/04	6/30/05
Sales	$120,635	$158,983	$362,524	$463,932
Operating Profit	25,212	27,477	69,231	73,981
Income before Taxes	23,498	26,055	64,648	71,196
Income Taxes	9,118	9,901	25,084	27,054
Net Income	$14,380	$16,154	$39,564	$44,142
Earnings per Share	$0.44	$0.50	$1.21	$1.36
Weighted Average Shares	32,718,676	32,336,054	32,659,505	32,542,642

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.